Exhibit 10.2
FIRST AMENDMENT TO
AMENDED & RESTATED
TRW AUTOMOTIVE HOLDINGS CORP.
2003 STOCK INCENTIVE PLAN
          This is the FIRST AMENDMENT dated as of February 18, 2009 (this “Amendment”) to that certain Amended & Restated TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (the “Plan”).
          1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.
          2. Amendment to Section 3 of the Plan. The first sentence of Section 3 of the Plan shall be amended in its entirety to read as follows: “The total number of Shares which may be issued under the Plan is 23,000,000.”
          3. Addition of New Section 18 to the Plan. A new Section 18 shall be added to the Plan which shall read in its entirety as follows:
“18. Option Exercisability. Whenever the period within which an Option, or any portion thereof, may be exercised ends on a day other than a Business Day (as defined below), then such Option (or portion thereof, as applicable) shall remain exercisable through the next such Business Day, provided that no Option shall ever be exercisable beyond its Expiration Date. For the purposes hereof, “Business Day” means a day other than a Saturday, Sunday, or a national holiday recognized in the United States.”
          4. Addition of New Section 19 to the Plan. A new Section 19 shall be added to the Plan which shall read in its entirety as follows:
“19. Option Exchange Program. Notwithstanding any other provision of the Plan to the contrary, the Company, by action of the Committee, may effect an option exchange program (the “Exchange Program”), to be commenced through one or more exchange offers prior to May 19, 2010, provided that in no event may more than one offer to exchange be made for any outstanding option. Under any exchange offer, Eligible Employees will be offered the opportunity to exchange Eligible Options (the “Surrendered Options”) for new Options (the “New Options”), as follows: (1) each New Option shall represent the right to purchase the same number of Shares underlying the corresponding Surrendered Option(s), (2) the per share exercise price of each New Option shall be not less than the Fair Market Value of a Share on the grant date of the New Option; (3) each New Option will have a two-year vesting period regardless of the vested or unvested status of the Surrendered Options; and (4) each New Option shall have the same expiration date as the corresponding Surrendered Option. All other material terms of each New Option shall be substantially similar to the Surrendered Option exchanged therefore. “Eligible Employees” means employees of the Company other than its executive officers (as designated by the Board of Directors pursuant to Rule 16a-1(f) under Section 16 of the Securities Exchange Act of 1934, as amended) and such other of the Company’s 45 most senior executives as may be designated by the Committee. “Eligible Options” means any Option other than a New Option where, as of a date specified by the terms of any exchange offer (which date shall be not more than 20 business days prior to any exchange offer), the Option Price is greater than the Fair Market Value per Share. Subject to the foregoing, the Committee shall be permitted to determine additional terms, restrictions or requirements relating to the Exchange Program.”
     5. No Other Amendments; Effectiveness. Except as set forth in this Amendment, the Plan is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof, provided that the amendments set forth in Sections 2 and 4 shall become effective only upon the approval of the Company’s stockholders.